Exhibit 5.3

Tully Hazell thazell@burr.com Direct Dial: (404) 685-4317 Direct Fax: (404) 214-7391	Suite 1100 171 17th Street, N.W. Atlanta, GA 30363 Office (404) 815-3000 Fax (404) 817-3244 BURR.COM

June 15, 2011

CRAIG PROTEIN DIVISION, INC.

4221 ALEXANDRIA PIKE

COLD SPRING KY 41076-1821

Re:	Opinion As To Georgia Subsidiary Guarantor in Exchange Offering

Ladies and Gentlemen:

We have acted as special counsel to Craig Protein Division, Inc., a Georgia corporation (the “Georgia Guarantor”) in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of a Registration Statement on Form S-4 (as amended, the “Registration Statement”), with respect to $250,000,000 aggregate principal amount of 8.5% Senior Notes due 2018 (the “Exchange Notes”) of Darling International, Inc. (the “Company”). The Exchange Notes will be offered in exchange for like principal amount of the Company’s outstanding unregistered 8.5% Senior Notes due 2018 (the “Restricted Notes”) pursuant to the Registration Rights Agreement, dated as of December 17, 2010 (the “Registration Rights Agreement”), by and among the Company, certain guarantors as affiliates of the Company (the “Subsidiary Guarantors”) and J.P. Morgan Securities LLC, as representative of the several initial purchasers named therein. The Registration Rights Agreement was executed in connection with the private placement of the Restricted Notes. The Restricted Notes were, and the Exchange Notes will be, issued pursuant to the Indenture, dated as of December 17, 2010 (including all amendments or supplements thereto, the “Indenture”), among the Company, the Subsidiary Guarantors and U.S. Bank National Association, as trustee (the “Trustee”). The Exchange Notes will be unconditionally guaranteed on a senior basis by the Georgia Guarantor (the “Georgia Guarantee”) (and the other Subsidiary Guarantors ) pursuant to guarantees contained in the Indenture.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Registration Statement; (ii) the prospectus, which forms a part of the Registration Statement; (iii) the Indenture; (iv) the Registration Rights Agreement; and (v) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Georgia Guarantor or the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

CRAIG PROTEIN DIVISION, INC.

June 15, 2011

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1.	The Georgia Guarantor is duly incorporated, validly existing and in good standing under the laws of the State of Georgia, and has the corporate power to own or hold its properties and to conduct the businesses in which it is engaged.

2.	The Georgia Guarantor has the corporate power to execute and deliver the Georgia Guarantee, and all necessary corporate action required by it for the due and proper authorization, execution and delivery of the Georgia Guarantee has been undertaken.

3.	The Georgia Guarantee (assuming due authentication and delivery of the Exchange Notes by the Trustee in accordance with the terms of the Indenture) will be validly executed and delivered.

The foregoing opinions are subject to the following exceptions and qualifications:

(a)	Our opinions are based upon the laws of the State of Georgia and the United States, and we express no opinion as to the law or as to any matter which may be governed by the law of any other jurisdiction. To the extent that any of the matters discussed in this opinion purport to be governed by the laws of other states, we have assumed for purposes of this opinion that such matters would be governed by the laws of the State of Georgia.

(b)	Any opinion expressed above with respect to validity, binding effect and enforceability are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c)

We have no information nor have we made any inquiries with regard to the solvency of the Georgia Guarantor and we express no opinion as to the possible effect of Section 548 of the Bankruptcy Code, 11 U.S.C. § 548, or of any fraudulent conveyance act in this state, or other similar provisions of law, upon the validity or enforceability of the Georgia Guarantee or the transactions

CRAIG PROTEIN DIVISION, INC.

June 15, 2011

contemplated thereby, as to which we note a risk factor is provided in the Registration Statement.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to any and all references to our firm under the caption “Legal Matters” in the Prospectus that is part of the Registration Statement.

Sincerely,

/s/ Burr & Forman LLP

BURR & FORMAN LLP

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